ADMINISTRATION AND OPERATING SERVICES AGREEMENT

USAA ETF TRUST

This ADMINISTRATION AND OPERATING SERVICES AGREEMENT (the "Agreement") dated June 14, 2017, by and between USAA Asset Management Company LLC ("AMCO") and USAA ETF Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each, a "Fund," and collectively, the "Funds"), as such schedule may be amended from time to time, is effective as to each Fund as of the effective date listed on Schedule A.

WHEREAS, the Trust is a Delaware statutory trust established under a Master Trust Agreement, as may be amended from time to time ("Master Trust Agreement"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, AMCO is a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas and is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust wishes to engage AMCO to provide, or arrange for the provision of, certain administrative and operational services which are necessary for the daytoday operations of its Funds in the manner and on the terms and conditions of this Agreement, and AMCO wishes to accept such engagement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and AMCO agree that:

1.Administration Services Responsibilities of AMCO.

The Trust hereby appoints AMCO to act as administrator for the Funds for the period and on the terms herein set forth. AMCO accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. AMCO shall administer the affairs of the Trust; provided, that AMCO shall not have any obligation to provide under this Agreement any services related to the distribution of Fund shares or any other services which are the subject of a separate agreement or arrangement between the Trust and AMCO or any other party with respect to the Funds. Subject to the foregoing, AMCO shall provide the following services and facilities to the Trust to the extent required for the administration of the Funds as of the date of this Agreement:

(a)Office Space, Equipment and Facilities. Furnish without cost to the Trust, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Trust's needs with respect to the Funds.

(b)Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Trust's executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Trust or by

AMCO acting in some other capacity pursuant to a separate agreement or arrangement with the Trust with respect to the Funds.

(c)Agents. Assist the Trust in selecting, overseeing and coordinating the activities of the other agents engaged by the Trust with respect to the Funds, including the Trust's transfer agent, custodian, independent auditors and legal counsel.

(d)Trustees and Officers. Authorize and permit AMCO's directors, officers and employees who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

(e)Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Trust with respect to the Funds are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

(f)Regulatory Reports and Filings. Assist in the preparation of all periodic reports by the Trust with respect to the Funds and all reports and filings required to maintain the registration and qualification of the Trust and the shares, or to meet other regulatory or tax requirements applicable to the Funds under federal and state securities and tax laws.

(g)Board Reports. Prepare and coordinate materials relating to the Funds to be presented to the Trust's Board of Trustees in preparation for its meetings.

(h)ETF Operations. Providing services to assist the Trust in performing those activities and satisfying those requirements necessary for a Fund to operate as an exchange-traded fund, including providing, or assisting the Trust's other service providers with, services necessary for collateralization and liquidation of collateralization determinations, which are necessitated by a purchaser (redeemer) of a Fund's shares not tendering the required deposit securities; the periodic determination of any transaction fee; the daily determination of the deposit securities and cash amount, including any cash-in lieu amount; administering the website required for the operation of each Fund, including by, among other things, publishing and ensuring the availability of required information on the website; contracting for and coordinating the required intra-day publication of the intraday indicative value (IIV), the indicative optimized portfolio value (IOPV), intraday net asset value( "INAV") or other required value or amount; contracting for and coordinating the provision by a third-party index provider of a target index, and all related information, required by the Trust's other service providers for the operation of a Fund; and actions necessary to maintain the listing of a Fund's shares on an exchange.

(i)Fidelity Bond. Provide and maintain a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued, against larceny and embezzlement covering each officer and employee of the Trust who may singly or jointly with others have access to funds or securities of the Trust, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Board of Trustees of the Trust who are not officers or employees of the Trust shall determine, with due consideration to the aggregate assets of the Trust to which any such officer or employee may have access.

(j)Other Services. Provide such other services as the parties may from time to time agree in writing.

2.Operational Services Responsibilities of AMCO.

AMCO will be responsible for all operating expenses of the Trust, except Rule 12b1 distribution and/or service fees, taxes, brokerage commissions and transaction costs, acquired fund fees and expenses, and extraordinary expenses.

3.Delegation and Sub-Contracting. AMCO is hereby authorized to retain third parties and is hereby separately authorized to delegate some or all of its duties and obligations hereunder to such person or persons. The compensation of such person or persons shall be paid by AMCO, as applicable, and no obligation shall be incurred on behalf of the Trust in such respect (except as otherwise provided hereunder). The division of AMCO's duties and obligations hereunder between those to be delegated and those to be performed by AMCO shall be in AMCO's sole discretion and may be changed from time to time by AMCO. In connection with the delegation of responsibilities to such third parties, AMCO will oversee, monitor and assess the performance of delegated functions by each such third party, take reasonable measures to coordinate the activities of such third parties, furnish to the Board periodic reports concerning the performance of delegated responsibilities by those parties, and be responsible for compensating such third parties in the manner specified by the relevant agreement. In addition, AMCO will cause such third parties to: (i) furnish to the Board such statistical information, with respect to the relevant delegated functions, as the Board may reasonably request, (ii) furnish to the Board such periodic and special reports as the Board may reasonably request, and (iii) apprise the Board of important developments materially affecting each Fund or the provision of delegated functions, and furnish the Trust, from time to time, with such information as may be appropriate for this purpose.

4.Compensation of AMCO.

In consideration of the services rendered by AMCO and its agents pursuant to this Agreement, the Funds will pay to AMCO, an annualized fee, which shall be paid monthly, based on the average daily net assets of each Fund as set forth on Schedule A. Such fees for a Fund can differ on a share class basis (if share classes exist). In the event that this Agreement is terminated with respect to any Fund, the fee provided for in this paragraph shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

5.Term and Termination of Agreement.

(a)Term. This Agreement shall become effective upon the date of its execution, provided that, with respect to a Fund, this Agreement will not take effect unless it has first been approved by a vote of (i) the Trust's Board of Trustees and (ii) a majority of those Trustees of the Trust who are not parties to the Agreement and who are not "interested persons" (as defined in the 1940 Act) of any party to the Agreement ("Independent Trustees"). Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years after such date, except that with respect to any new Fund, this Agreement will continue in effect for two years from the date such Fund is added to this Agreement. Thereafter, if not terminated, this Agreement shall continue in full force and effect from year to year with respect to a Fund so long as such continuance is approved at least annually by the vote of (a) the Trust's Board of Trustees and (b) a majority of the Independent Trustees.

(b)Termination. This Agreement may be terminated with respect to the Trust or a Fund by either party, without payment of any penalty, by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than 60 days after the date of such delivery or mailing. Termination of this Agreement with respect to any Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund. This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

6.Standard of Care; Limitation of Liability; Indemnification.

(a)Standard of Care; Limitation of Liability. AMCO will exercise its best judgment in performing its obligations described above. AMCO shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by AMCO of its obligations and duties under this Agreement.

(b)Indemnification. The Trust shall indemnify and hold AMCO and its officers, directors and employees harmless from and against any and all loss, cost, damage and expense ("Loss"), including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit relating to the performance of its duties under this Agreement, or any action or omission by it in the performance of its duties hereunder; provided, however, that this indemnification shall not apply to any Loss resulting from any action or inaction of AMCO constituting willful misconduct, bad faith or negligence in the performance of its duties or the reckless disregard of its duties under this Agreement. Prior to confessing any claim against it which may be the subject of this indemnification, AMCO shall give the Trust reasonable opportunity to defend against said claim in its own name or in the name of AMCO.

7.Miscellaneous.

(a)Amendment of this Agreement. This Agreement may be amended from time to time upon agreement by both parties in writing.

(b)Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

(c)Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to, the investment advisory fee and expense limitation repayment obligations, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Expense Limitation Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, Expense

Limitation Agreement or the 1940 Act.

(d)Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Master Trust Agreement or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(e)Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f)Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(g)Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto.

(i)Limitation of Trustee and Shareholder Liability. The obligations of the Trust and the Funds under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the property of a relevant Fund and no other Fund of the Trust. AMCO agrees to look solely to the assets of the Trust and each Fund for the satisfaction of any liability in respect of the Trust and the Funds under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

(j)Shareholder Rights. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or "third-party") beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of a Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

(k)Services Not Exclusive. The services of AMCO to the Trust hereunder are not to be deemed exclusive, and AMCO shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Administration and Operating Services Agreement to be executed by their respective officers designated below and thereunto duly authorized, as of the day and year first above written.

USAA ETF TRUST

ON BEHALF OF EACH OF ITS FUNDS

By:   /s/ Daniel S. McNamara

Daniel S. McNamara

President

USAA ASSET MANAGEMENT COMPANY

By:     /s/ Brooks Englehardt

Brooks Englehardt

President

SCHEDULE A

TO THE ADMINISTRATION AND OPERATING SERVICES AGREEMENT BETWEEN USAA ETF TRUST AND USAA ASSET MANAGEMENT COMPANY

ANNUAL ADMINISTRATION AND OPERATING SERVICES FEES

This Agreement relates to the following Funds:

Fund Name	Annual Administration and Operating Services Fee
(% of average daily net assets)

USAA MSCI USA Value Momentum	0.10%
Blend Index ETF

USAA MSCI USA Small Cap Value	0.15%
Momentum Blend Index ETF

USAA MSCI International Value	0.15%
Momentum Blend Index ETF

USAA MSCI Emerging Markets	0.20%
Value Momentum Blend Index ETF

USAA Short-Term Bond ETF	0.15%

USAA Intermediate-Term Bond ETF	0.15%

Effective Date: June 14, 2017

A-1

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